FOR IMMEDIATE RELEASE: August 12, 2008

FOR FURTHER INFORMATION CONTACT:
Cynthia A. Mahl
Senior Vice President and Chief Financial Officer
(330) 764-3131

WESTERN RESERVE BANCORP, INC. (WRBO)
Announces Earnings for the Quarter and Six Months Ended June 30, 2008

Medina, Ohio—August 12, 2008—Western Reserve Bancorp, Inc. (OTC Pink Sheets: WRBO), the parent holding company of Western Reserve Bank, today announced that for the quarter ended June 30, 2008, it had net income of $261,000, a 31.7% increase compared with net income of $198,000 for the same quarter in the prior year, and 122.1% higher than the $118,000 in the first quarter of 2008. Diluted earnings per share were $0.44 in the second quarter 2008, compared with $0.20 in the first quarter, and $0.33 in the second quarter of 2007.

For the first six months of 2008, net income was slightly lower than in the same period in 2007, at $379,000 compared to $418,000. Year-to-date diluted EPS was $0.64 and $0.69, respectively, as of June 30, 2008 and 2007.

Edward J. McKeon, the Company’s President and Chief Executive Officer, commented “the Bank’s growth in loans and net interest income in the first half of 2008 should position us for a relatively strong second half. We are pleased that our ongoing strategy of maintaining sound banking practices (and not taking part in risky lines of business such as subprime lending) has helped us avoid the current market turmoil.”

Net interest income for the second quarter of 2008 was $1,527,000, compared with $1,407,000 in the first quarter and $1,364,000 for the second quarter a year ago. For the first six months of 2008, net interest income was $2,934,000 compared to $2,683,000 for the same period in 2007. The Company’s net interest margin increased to 3.99% for the second quarter this year from 3.72% in the first quarter and 3.78% in the second quarter a year ago. The improvements were primarily due to a decrease in funding costs and an increase in loan volume, somewhat offset by a decrease in loan yields.

Partially offsetting the improved net interest income was an increase of $143,000 in the provision for loan losses for the first six months of 2008 versus 2007, primarily related to growth in the loan portfolio. As of June 30, 2008, the allowance for loan losses was $1,420,000, compared to $1,606,000 at December 31, 2007. In the second quarter of 2008, loans totaling $328,000 were charged-off against amounts that had been previously reserved. Impaired loans total $1,399,000, or 1.04% of total loans at June 30, 2008, compared to $720,000, or 0.59% at December 31, 2007.

Noninterest expenses are up $161,000 or 7.0% year-over-year, to $2,460,000, from $2,299,000. The biggest contributor to the increase is salaries and employee benefits, at $1,201,000, which is up $132,000 or 12.4% from $1,069,000 the prior year, due to increased staffing related to growth and increased medical insurance premiums.

Total assets increased to $165,582,000 at June 30, 2008, compared to $159,360,000 at December 31, 2007. This represents an increase of $6,222,000, or 3.9%. Loans increased significantly, by $13,449,000, or 11.1% in the first half, to $135,078,000. Deposits increased modestly in the first half, up 2.1% to $144,348,000, from $141,429,000 at year-end. Shareholders’ equity was $14,256,000, compared with $13,929,000 at year-end 2007. The Company’s book value per share at June 30, 2008 was $24.47, up from $24.05 at December 31, 2007.

Western Reserve Bank is a state-chartered commercial bank with locations in Medina and Brecksville, Ohio. Western Reserve Bancorp, Inc. stock is held by approximately 500 shareholders of record.

Certain statements contained in this release that are not historical facts are forward looking statements subject to certain risks and uncertainties. The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

Western Reserve Bancorp, Inc.
Consolidated Balance Sheets

	(Unaudited)
	June 30,	Dec. 31,
	2008	2007
Assets
Cash and due from financial institutions	$3,857,583	$2,486,243
Federal funds sold and other short-term funds	8,202,825	21,332,285

Cash and cash equivalents	12,060,408	23,818,528
Interest-bearing deposits in other banks	3,000,000	—
Securities available for sale	10,986,148	10,982,965
Restricted stock	634,700	593,400
Loans	135,077,529	121,628,057
Allowance for loan losses	(1,419,639)	(1,605,766)

Loans, net	133,657,890	120,022,291
Premises and equipment, net	1,136,696	1,187,302
Bank owned life insurance	2,180,690	1,142,580
Foreclosed assets	371,000	371,000
Accrued interest receivable and other assets	1,554,537	1,241,651

Total Assets	$165,582,069	$159,359,717

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$18,596,032	$17,080,851
Interest-bearing	125,752,046	124,348,417

Total deposits	144,348,078	141,429,268
Federal Home Loan Bank advances	6,500,000	3,500,000
Accrued interest payable and other liabilities	477,632	501,476

Total Liabilities	151,325,710	145,430,744
Shareholders’ Equity
Common stock, without par value, $1 stated value:
1,500,000 shares authorized; 582,654 and
579,059 shares issued and outstanding as of
June 30, 2008 and December 31, 2007	582,654	579,059
Additional paid-in capital	9,768,164	9,702,632
Retained earnings	3,966,594	3,587,907
Accumulated other comprehensive income (loss)	(61,053)	59,375

Total Shareholders’ Equity	14,256,359	13,928,973

Total Liabilities and Shareholders’ Equity	$165,582,069	$159,359,717

Western Reserve Bancorp, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Interest and dividend income
Loans, including fees	$2,204,118	$2,316,908	$4,483,201	$4,542,447
Securities:
Taxable	88,029	79,753	168,540	162,345
Tax exempt	43,489	43,085	86,939	86,116
Dividends on restricted stock	8,260	8,925	16,257	17,315
Federal funds sold and other
short-term funds	59,019	245,230	194,308	439,406

	2,402,915	2,693,901	4,949,245	5,247,629
Interest expense
Deposits	824,673	1,298,480	1,931,441	2,501,621
Borrowings	51,371	31,650	84,074	62,953

	876,044	1,330,130	2,015,515	2,564,574

Net interest income	1,526,871	1,363,771	2,933,730	2,683,055
Provision (credit) for loan losses	42,400	2,000	140,300	(2,600)

Net interest income after
provision (credit) for loan losses	1,484,471	1,361,771	2,793,430	2,685,655
Noninterest income
Service charges on deposit accounts	43,483	38,611	83,594	73,765
Net gains on sales of loans	1,446	4,882	1,446	18,335
Other	61,416	73,883	100,446	110,573

	106,345	117,376	185,486	202,673
Noninterest expense
Salaries and employee benefits	589,977	536,171	1,200,975	1,068,516
Premises and equipment, net	230,815	218,536	463,135	433,560
Data processing	91,688	84,495	184,261	170,988
Directors’ fees	34,200	66,475	74,075	108,675
Professional fees	49,048	51,359	102,489	96,118
Marketing and advertising	23,525	39,482	46,624	67,120
FDIC insurance	25,155	34,686	52,041	48,210
Taxes other than income and payroll	37,088	34,088	76,292	70,216
Community and shareholder relations and contributions	29,497	35,058	53,675	57,472
Supplies, printing and postage	18,470	17,517	36,925	36,325
Other	97,736	82,169	169,987	141,796

	1,227,199	1,200,036	2,460,479	2,298,996

Income before income taxes	363,617	279,111	518,437	589,332
Income tax expense	102,492	80,815	139,750	171,082

Net income	$261,125	$198,296	$378,687	$418,250

Average shares outstanding (basic)	582,400	575,242	581,646	574,266

Average shares outstanding (diluted)	594,911	604,222	596,162	603,219

Basic earnings per share	$0.45	$0.34	$0.65	$0.73

Diluted earnings per share	$0.44	$0.33	$0.64	$0.69